EXHIBIT 3.1
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                          KAANAPALI LAND, LLC
                (a Delaware limited liability company)

       Amended and Restated Limited Liability Company Agreement



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                           TABLE OF CONTENTS


ARTICLE 1  DEFINITIONS. . . . . . . . . . . . . . . . . . . .      2


ARTICLE 2  ORGANIZATIONAL MATTERS . . . . . . . . . . . . . .      5

     Section 2.1    Formation and Continuation. . . . . . . .      5
     Section 2.2    Name. . . . . . . . . . . . . . . . . . .      5
     Section 2.3    Registered Office and Agent,
                    Principal Office. . . . . . . . . . . . .      5
     Section 2.4    Purposes. . . . . . . . . . . . . . . . .      5
     Section 2.5    Powers. . . . . . . . . . . . . . . . . .      5


ARTICLE 3  AUTHORIZED CAPITAL OF THE COMPANY. . . . . . . . .      7

     Section 3.1    Admission of Members. . . . . . . . . . .      7
     Section 3.2    Class A Shares. . . . . . . . . . . . . .      8
     Section 3.3    Class B Shares. . . . . . . . . . . . . .      8
     Section 3.4    No Further Capital/Loans;
                    No Preemptive Rights. . . . . . . . . . .      9
     Section 3.5    Recoupment for Contributions; Withdrawal
                    and Resignation . . . . . . . . . . . . .      9
     Section 3.6    Limited Liability; No Right of Management or
                    Authority to Act. . . . . . . . . . . . .      9
     Section 3.7    No Cessation of Membership upon Bankruptcy,
                    Etc . . . . . . . . . . . . . . . . . . .      9


ARTICLE 4  MANAGEMENT . . . . . . . . . . . . . . . . . . . .     10

     Section 4.1    Manager . . . . . . . . . . . . . . . . .     10
     Section 4.2    Delegation of Duties. . . . . . . . . . .     11
     Section 4.3    Officers; Agents. . . . . . . . . . . . .     11
     Section 4.4    Compensation; Expenses. . . . . . . . . .     11
     Section 4.5    Class A Representative. . . . . . . . . .     11
     Section 4.6    Other Activities of Manager and
                    its Affiliates. . . . . . . . . . . . . .     14
     Section 4.7    No Obligation to Consider Separate
                    Interests of Members. . . . . . . . . . .     14
     Section 4.8    Resignation; Replacement; Removal . . . .     14
     Section 4.9    Transactions with Affiliates. . . . . . .     14
     Section 4.10   Outside Businesses. . . . . . . . . . . .     15


ARTICLE 5  DISTRIBUTIONS. . . . . . . . . . . . . . . . . . .     15

     Section 5.1    Distributions . . . . . . . . . . . . . .     15
     Section 5.2    Withdrawal of Capital . . . . . . . . . .     15
     Section 5.3    Withholding . . . . . . . . . . . . . . .     15


ARTICLE 6  TRANSFERS. . . . . . . . . . . . . . . . . . . . .     16

     Section 6.1    Class A Shares. . . . . . . . . . . . . .     16
     Section 6.2    Class B Shares. . . . . . . . . . . . . .     16
     Section 6.3    Other Classes . . . . . . . . . . . . . .     16
     Section 6.4    No Obligation to List . . . . . . . . . .     16


ARTICLE 7  RECORDS AND REPORTS. . . . . . . . . . . . . . . .     16

     Section 7.1    Books and Records . . . . . . . . . . . .     16
     Section 7.2    Reports . . . . . . . . . . . . . . . . .     17




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ARTICLE 8  DISSOLUTION, LIQUIDATION AND TERMINATION . . . . .     17

     Section 8.1    Dissolution . . . . . . . . . . . . . . .     17
     Section 8.2    Death, Legal Incapacity, Etc. . . . . . .     17
     Section 8.3    Treatment of Company. . . . . . . . . . .     17
     Section 8.4    Liquidation of Company Interests
                    Upon Dissolution. . . . . . . . . . . . .     17


ARTICLE 9  AMENDMENTS; MEETINGS . . . . . . . . . . . . . . .     18

     Section 9.1    Amendments in General . . . . . . . . . .     18
     Section 9.2    Meetings of the Members . . . . . . . . .     19


ARTICLE 10 LIABILITY, EXCULPATION, INDEMNIFICATION AND INSURANCE  20

     Section 10.1   Liability . . . . . . . . . . . . . . . .     20
     Section 10.2   Duties of Covered Persons; Exculpation. .     20
     Section 10.3   Indemnification . . . . . . . . . . . . .     20
     Section 10.4   Expenses. . . . . . . . . . . . . . . . .     21
     Section 10.5   Severability. . . . . . . . . . . . . . .     21
     Section 10.6   Insurance . . . . . . . . . . . . . . . .     22
     Section 10.7   Reliance on Documents and Advisers. . . .     22


ARTICLE 11  GENERAL PROVISIONS. . . . . . . . . . . . . . . .     22

     Section 11.1   Notices . . . . . . . . . . . . . . . . .     22
     Section 11.2   Further Assurances. . . . . . . . . . . .     22
     Section 11.3   Binding Effect. . . . . . . . . . . . . .     22
     Section 11.4   Waiver of Partition . . . . . . . . . . .     23
     Section 11.5   Governing Law . . . . . . . . . . . . . .     23
     Section 11.6   Gender and Number . . . . . . . . . . . .     23
     Section 11.7   Facsimile Signature . . . . . . . . . . .     23
     Section 11.8   Severability. . . . . . . . . . . . . . .     23
     Section 11.9   Integration . . . . . . . . . . . . . . .     23
     Section 11.10  Captions. . . . . . . . . . . . . . . . .     23
     Section 11.11  Indulgences, Etc. . . . . . . . . . . . .     24
     Section 11.12  Limitation of Liability . . . . . . . . .     24
     Section 11.13  Third Parties . . . . . . . . . . . . . .     24
     Section 11.14  Time Periods. . . . . . . . . . . . . . .     24
     Section 11.15  Counterparts. . . . . . . . . . . . . . .     24


Exhibit A           Subsidiaries of the Company

Exhibit B           Notice Addresses




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       AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
                                  OF
                          KAANAPALI LAND, LLC


     THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of KAANAPALI LAND, LLC (the "Company"), made as of the 14th day of November, 2002 (this "Agreement"), by and among Pacific Trail Holdings, LLC, a Delaware limited liability company ("Pacific Holdings") and the other Persons who have been admitted, and in the future are admitted, as members as reflected in the records of the Company (together with Pacific Holdings, the "Members" and individually, a "Member"). Pacific Holdings shall also serve as the Manager of the Company.



                         W I T N E S S E T H:
                         -------------------

     WHEREAS, the Company was formed pursuant to the filing of its Certificate of Formation (as the same may be amended and/or restated from time to time, the "Certificate") with the Secretary of State of the State of Delaware on May 30, 2002;

     WHEREAS, in connection with the formation of the Company, FHT Corporation, an Arizona corporation ("FHT") and the sole member of the Company, entered into a Limited Liability Company Agreement, dated as of May 30, 2002 (the "Original Limited Liability Company Agreement");

     WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of June 11, 2002, Northbrook Corporation merged with and into FHT effective as of November 8, 2002, with FHT being the survivor (the "Northbrook Merger"), and following the Northbrook Merger and pursuant to an Agreement and Plan of Merger, dated as of June 11, 2002, FHT merged with and into the Company effective as of November 14, 2002, with the Company being the survivor (the "Company Merger");

     WHEREAS, prior to the Effective Date of the Plan (as defined herein), FHT issued certain shares of common stock, designated as "Class B" shares, pursuant to the terms of the Northbrook Merger;

     WHEREAS, on the Effective Date of the Plan, FHT (i) issued certain shares of common stock designated as "Class A" shares to creditors entitled to receive such shares pursuant to the Plan (and became obligated to issue additional Class A shares in the case of creditors whose entitlement to such shares had not yet been established) and (ii) issued certain shares of common stock designated as "Class B" shares to creditors entitled to receive such shares pursuant to the Plan;

     WHEREAS, the Company intends to be taxed as a corporation, and not as a partnership for Federal and state income tax purposes; and

     WHEREAS, concurrently with the Company Merger, the Members desire to enter into this Agreement to amend and restate the Original Limited Liability Company Agreement, in its entirety, to more fully set forth their rights and obligations with respect to the Company.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties do hereby mutually covenant and agree as follows:



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                               ARTICLE 1

                              DEFINITIONS

     The defined terms used in this Agreement shall have the meanings specified below:

     "Accountant(s)" means Ernst & Young LLP or such other firm of independent certified public accountants as may be engaged from time to time by the Company at the direction of the Manager.

     "Act" means the Delaware Limited Liability Company Act, as the same may hereafter be amended.

     "Affiliate" means, in respect of a specified Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person specified. For this purpose, "control," "controlled by" and "under common control with" mean, in respect of any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     "Affiliated Person" means, in respect of a specified Person: (i) such Person or a member of such Person's Immediate Family; (ii) the legal representative, successor or assignee of, or any trustee of a trust for the benefit of, such Person or an Immediate Family member of such Person; (iii) any entity of which a majority of the voting or economic interest is owned by one or more of the Persons referred to in the preceding clauses; (iv) any Person who is an officer, director, trustee, governor, advisory board member, trustee, employee, stockholder (10% or more), partner or member (other than with respect to the Company) of any Person referred to in the preceding clauses; and (v) any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, any Person referred to in any of the preceding clauses.

     "AHI" means Amfac Hawaii, LLC, a Hawaii limited liability company.

           "Available Cash" with respect to any period for which such calculation is being made,

     (a) All cash revenues and funds received by the Company from whatever source plus the amount of any reduction (including, without limitation, a reduction resulting because the Manager determines such amounts are no longer necessary) in reserves of the Company, which reserves are referred to in clause (b)(iv) below;

     (b)   less the sum of the following:

           (i) all interest, principal and other debt payments made during such period by the Company,

           (ii) all cash expenditures (including capital expenditures) made by the Company during such period,

           (iii) investments in any entity (including loans made thereto) to the extent that such investments are not otherwise described in clauses
(b)(i) or (ii), and

           (iv) the amount of any increase in reserves during such period which the Manager determines are necessary or appropriate in its sole and absolute discretion.



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     "Business Day" means any day other than a Saturday, Sunday or other day that is a legal holiday under the laws of the State of Illinois or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

     "Capital Contributions" means the total amount of cash or other property contributed (or deemed contributed) to the Company, or services rendered to the Company, by a Member, as reflected on the books and records of the Company. Any future capital contributions of property or services (or obligations to do so) shall be valued at fair market value as determined by the Company, net of any liabilities assumed by the Company to which the contributed property is subject.

     "Certificate" has the meaning set forth in the recitals hereto.

     "Class" means the classes of Shares into which membership interests in the Company may be classified or divided from time to time pursuant to the terms, membership, conditions and provisions of this Agreement.

     "Class A Representative" means, initially, American Express Tax and Business Services, Inc. or any other Person selected pursuant to SECTION
4.5 hereof and who shall serve as a successor Class A Representative.

     "Class A Member" means any Member holding Class A Shares.

      "Class A Shares" shall be the class of membership interest defined in SECTION 3.2 hereof.

     "Class B Member" shall mean Pacific Holdings or any Affiliate thereof or any permitted transferee under SECTION 6.2 hereof.

     "Class B Shares" shall be the class of membership interest defined in
SECTION 3.3 hereof.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "Company" has the meaning set forth in the preamble hereto.

     "Company Merger" has the meaning set forth in the recitals hereto.

     "Common Shares" shall be a class of membership interest entitled to distributions and other rights as specified in this Agreement and include the Class A Shares and the Class B Shares and any additional series of membership interests created pursuant to SECTION 3.1 on a parity with the Class A Shares and Class B Shares. Each Common Share shall be entitled to one vote on all matters on which Members are entitled to vote

     "Consent" means the written consent or approval of a proposed action by Members entitled to vote thereon.

     "Covered Person" means the Manager, any Member or the Class A Representative and any Affiliated Persons of the Manager, any Member or the Class A Representative.

     "Effective Date" means the Business Day on which the Plan became effective.

     "Fiscal Year" means the calendar year, except that the initial Fiscal Year shall commence on the date hereof and the final Fiscal Year shall end on the date on which the Company is terminated under ARTICLE 8 hereof.



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     "Immediate Family" means, with respect to any individual, his or her spouse, parents, brothers, sisters, children (natural or adopted), stepchildren, grandchildren, grandparents, parents-in-law, brothers-in-law, sisters-in-law, nephews and nieces.

     "Indemnitee" has the meaning set forth in SECTION 10.3 hereof.

     "Indenture" means that certain Indenture, dated as of March 14, 1989, as it may have been amended from time to time, pursuant to which AHI issued the Certificate of Land Appreciation Notes due 2008.

     "Indenture Trustee" means Bank One Trust Company, N.A., as successor trustee under the Indenture.

     "Manager" shall mean Pacific Holdings and any replacement as appointed pursuant to SECTION 4.8.

     "Member" means any Person admitted as a member of the Company as provided in ARTICLE 3 hereof.

     "Pacific Holdings" means Pacific Trail Holdings, LLC, a Delaware limited liability company.

     "Person" means any individual, general partnership, limited partnership, corporation, joint venture, trust, limited liability company, business trust, cooperative, association or other business organization.

     "Plan" means that certain Second Amended Joint Plan of Reorganization of AHI, certain of its Subsidiaries and FHT in the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division, Case no. 02-07637.

     "Record Date" means the record date established by the Manager for the distribution of Available Cash pursuant to SECTION 5.1 or for taking any vote or Consent of Members, which date shall not be prior to the close of business on the date the record date is fixed. In the absence of a Manager, the record date shall be the close of business on the date any action is otherwise properly proposed by Members hereunder.

     "Shares" shall mean shares of the Company which represent membership interests in the Company. Such Shares may be Common Shares, including Class A Shares and Class B Shares, or preferred shares, or any other designated class of shares, as provided in SECTION 3.1.

     "Subsidiary" means any corporation or other Person more than fifty percent (50%) of the outstanding voting securities of which shall, at the time of determination, be owned directly, or indirectly through one or more intermediaries, by the Company. The initial Subsidiaries of the Company are listed on EXHIBIT A attached hereto and which may be amended from time to time.




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                               ARTICLE 2

                        ORGANIZATIONAL MATTERS

     SECTION 2.1 FORMATION AND CONTINUATION. The Company was formed pursuant to the Act upon the filing of the Certificate with the Secretary of State of Delaware and shall continue in perpetuity unless and until the occurrence of an event described in SECTION 8.1 hereof. The Members do hereby continue the Company as a limited liability company in accordance with the Act and shall have the rights, duties and liabilities as provided in the Act, except as otherwise provided herein. Subject to the terms of this Agreement, the Members shall take all actions which may be reasonably necessary or appropriate for the formation and continuation of the Company as a limited liability company under the laws of the State of Delaware.

     SECTION 2.2 NAME. The name of the Company is Kaanapali Land, LLC. The Company's business may be conducted under any other name or names deemed advisable by the Manager. The words "Limited Liability Company", "LLC", "Ltd." or similar words or letters shall be included in the Company's name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The Company in its sole and absolute discretion may change the name of the Company at any time and from time to time and shall notify the Members of such change in the next regular communication to the Members, provided that the name of the Company may not be changed to include the name of any Member without the written consent of that Member.

     SECTION 2.3 REGISTERED OFFICE AND AGENT, PRINCIPAL OFFICE. The principal office of the Company is located at 900 North Michigan Avenue, Suite 1900, Chicago, Illinois 60611, or such other place as the Manager may from time to time designate. The address of the registered office of the Company in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, or at such other place as the Manager and the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The Company may maintain offices at such other place or places within or outside the State of Delaware as the Manager deems advisable.

     SECTION 2.4 PURPOSES. The purposes of the Company are to engage in all lawful acts or activities for which limited liability companies may be organized under the Act.

     SECTION 2.5 POWERS. In furtherance of its purposes, but otherwise subject to the other provisions of this Agreement, the Company shall have the power and is authorized to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishments of the purposes and business described herein and for the protection and benefit of the Company, including without limitation:

     (a) to acquire and exercise all rights, privileges and other incidents of ownership or possession (including the right to dispose of same) with respect to properties or interests therein, with the power to designate one or more Persons to exercise any of said rights, powers and privileges;

     (b) to open, maintain and close bank accounts and draw checks and other orders for the payment of money;

     (c) to engage attorneys, accountants, consultants or such other Persons as may be necessary or advisable to counsel and advise as to the conduct of the business and affairs of the Company and pay reasonable compensation for such services;

     (d) to establish, have, maintain or close one or more offices, and in connection therewith to rent or acquire office space, engage personnel and do such other acts as may be advisable or necessary in connection with such offices and personnel;

     (e) to acquire by purchase, exchange, lease or otherwise, and to sell, convey or otherwise dispose of any real or personal property or any interest therein which may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

     (f) to borrow money, on a secured or unsecured basis, or otherwise obtain or guaranty credit, in furtherance of the purposes of the Company, to refinance any Company indebtedness, issue evidences of indebtedness to evidence such borrowings, and secure the same by mortgage, pledge or other lien on any property of the Company, subject to SECTION 4.5(b) hereof;

     (g) to prepay, in whole or in part, and refinance, recast, increase (subject to SECTION 4.5(b) hereof), modify or extend any indebtedness;

     (h) to pay closing costs and other expenses of the Company incurred in the acquisition or disposition of any property;

     (i) to enter into, perform and carry out contracts incident to the foregoing which may be lawfully carried out or performed by a limited liability company under the laws of the State of Delaware;

     (j) to invest and reinvest cash of the Company in money-market or other short-term investments;

     (k) to form or cause to be formed and to own the stock of one or more Subsidiaries, and to form or cause to be formed and to participate in and own equity interests in partnerships, joint ventures and limited liability companies;

     (l) to sue, prosecute, settle or compromise all claims against third parties; to compromise, settle or accept judgment of claims against the Company; and to execute all documents and make all representations, admissions and waivers in connection therewith;

     (m) to distribute, subject to the terms of this Agreement, at any time and from time to time to Members cash or investments or other property of the Company; and

     (n) to engage in any and all other acts which now or hereafter may be lawfully done and which are incidental or appurtenant to or arising from or connected with the purposes of the Company.





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                               ARTICLE 3

                   AUTHORIZED CAPITAL OF THE COMPANY

     SECTION 3.1  ADMISSION OF MEMBERS.

     (a) A Person shall be admitted as a Member as provided in this Agreement and as reflected in the records of the Company. The Members shall own membership interests in the amounts and in the Classes, and shall be obligated to make Capital Contributions to the Company in respect thereof, as reflected in the records of the Company, which shall be adjusted from time to time by the Manager to the extent necessary to reflect accurately transfers, redemptions, conversions, Capital Contributions, the issuance of additional membership interests or similar events.

     (b) The Manager is hereby authorized to cause the Company to issue an unlimited number of membership interests for any Company purpose at any time or from time to time, to Persons for such consideration and on such terms and conditions as shall be established by the Manager in its sole and absolute discretion, all without the approval of any Members except to the extent provided herein. The membership interests may be issued as Shares in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, including the Class A Shares and Class B Shares as designated in this ARTICLE 3, participating, optional and other special rights, powers and duties, including rights, powers and duties senior to the Class A Shares and Class B Shares, all as shall be determined by the Manager, including without limitation, with respect to
(i) the rights of each class or series of shares to participate in distributions and (ii) the rights of each class or series of Shares upon dissolution and liquidation of the Company. The Company may not issue nonvoting equity securities to the extent required by Section 1123(a) of title 11 of the United States Code. Notwithstanding the forgoing, no Class of Common Shares may be authorized or issued which has more than one vote per Share on any matter or superior distribution rights per Share than the Class A Shares and Class B Shares. Shares may be issued by the Company in exchange for cash, securities, property, or services. The Shares may be certificated at the election of the Manager, but there is no requirement that Shares be certificated.

     (c) All membership interests shall be personal property entitling the Members only to those rights provided in this Agreement. The legal ownership of the property of the Company and the right to conduct the business of the Company are vested exclusively in the Company; the Members shall have no interest therein other than beneficial interest in the Company conferred by their Shares. The death of a Member shall not terminate the Company or give his or her legal representative any rights against other Members, the Manager or the Company property.

     (d) The Company may repurchase or otherwise acquire its own Shares at such price or prices as may be determined by the Manager, and for this purpose the Company may create and maintain such reserves as are deemed necessary and proper; provided however that the Company may not repurchase any Class B Shares unless such repurchase is part of an offer to repurchase all of the outstanding Class A Shares on the same terms and conditions. Shares issued hereunder and repurchased or otherwise acquired for the account of the Company shall not, so long as they belong to the Company, either receive dividends or distributions or be voted at any meeting of the Members. Such Shares may, in the discretion of the Manager, be held in the treasury and be disposed of by the Manager at such time or times, to such party or parties and for such consideration as the Manager may deem appropriate or may be returned to the status of authorized but unissued Shares in the Company.

     (e) The Company may, without the consent or approval of any Member, issue fractional Shares and, except as provided in the Plan, eliminate a fraction of a Share by rounding up or down to a full Share or pay cash for the fair value of a fraction of a Share.

     (f) Subject to an express provision to the contrary in the terms of any Class or series of membership interest hereafter authorized, the Manager shall have the power to divide or combine the outstanding Shares without a vote of Members; provided, however, that no such division or combination shall change the relative rights of the Class A Shares and the Class B Shares with respect to voting or distributions.

     SECTION 3.2 CLASS A SHARES. A Class of Shares designated as Class A Common Shares (the "Class A Shares") is hereby established. The number of authorized Class A Shares shall be unlimited.

     (a) Holders of Class A Shares shall be entitled to receive distributions as and when provided in SECTION 5.1 hereof.

     (b) Upon the liquidation, dissolution or winding-up of the Company, distributions on the Class A Shares shall be made in accordance with the provisions of ARTICLE 8 hereof.

     (c) Each Class A Share shall be entitled to one vote on all matters on which holders of Common Shares are entitled to vote, except as specifically provided herein.

     (d) The holders of the Class A Shares shall not have any rights to convert such Class A Shares into any other securities of, or interest in, the Company; provided, however, that: (i) any Class A Shares held or acquired by a Class B Member shall automatically convert into Class B Shares; and (ii) all Class A Shares shall be automatically redesignated (along with all Class B Shares) as regular Common Shares upon the earlier of (A) the fifth anniversary of the date of this Agreement and (B) the date on which the number of Class A Shares outstanding represents less than five percent (5%) of the total number of outstanding Shares of the Company as of the Effective Date.

     (e) Upon the effectiveness of the Company Merger, each outstanding class A share of FHT shall be converted into one (1) Class A Share and the holder thereof shall be admitted as a Member with respect to such Class A Share and reflected as such on the books and records of the Company. Thereafter, each Person that becomes entitled to receive Class A Shares pursuant to the Plan shall be issued Class A Shares and shall be admitted as a Member with respect to such Class A Shares and reflected as such on the books and records of the Company. No additional consideration is required of any holder of Class A Shares issued pursuant to the Plan.

     (f) To the extent any Consent, decision, approval or other right is vested in, or proposed to be taken by, solely the holders of Class A Shares hereunder, such Consent, decision, approval or other right shall be decided upon by the holders of a majority of the Class A Shares issued and outstanding. Such Consent, decision, approval or other right may be made or taken in the manner as provided in Article 9.

     SECTION 3.3 CLASS B SHARES. A Class of Shares designated as the Class B Common Shares (the "Class B Shares") is hereby established. The number of authorized Class B Shares shall be unlimited.

     (a) Any Class A Shares held by a Class B Member shall be automatically designated as Class B Shares (subject to clause (e) of this SECTION 3.3).

     (b) Holders of Class B Shares shall be entitled to receive distributions as and when provided in SECTION 5.1 hereof.

     (c) Upon the liquidation, dissolution or winding-up of the Company, distributions on the Class B Shares shall be made in accordance with the provisions of ARTICLE 8 hereof.

     (d) Each Class B Share shall be entitled to one vote on all matters on which holders of Common Shares are entitled to vote, except as specifically provided herein.

     (e) The holders of the Class B Shares shall not have any rights to convert such Shares into any other securities of, or interest in, the Company; provided, however, that all Class B Shares shall be automatically redesignated (along with all Class A Shares) as regular Common Shares upon the earlier of (i) the fifth anniversary of the date of this Agreement and
(ii) the date on which the number of Class A Shares outstanding represents less than five percent (5%) of the total number of outstanding Shares of the Company as of the Effective Date.

     (f) Upon the effectiveness of the Company Merger each outstanding Class B share of FHT shall be converted into one (1) Class B Share and the holder thereof shall be admitted as a Member with respect to such Class B Share and reflected as such on the books and records of the Company. No additional consideration is required of any holder of Class B Shares issued pursuant to the Plan.

     SECTION 3.4 NO FURTHER CAPITAL/LOANS; NO PREEMPTIVE RIGHTS. Except as expressly provided in this Article 3 or as may be provided by separate agreement, no Member shall be required or entitled to contribute (or obtain a credit for) any other or further capital contribution to the Company, nor shall any Member be required or entitled to loan any funds to the Company. Except as specifically provided in this Agreement, no Person shall have any preemptive, preferential or other similar right with respect to (a) additional Capital Contributions or loans to the Company; or (b) issuance or sale of any membership interests.

     SECTION 3.5  RECOUPMENT FOR CONTRIBUTIONS; WITHDRAWAL AND
RESIGNATION.

     (a) No Member shall receive any recoupment or payment on account of or with respect to the Capital Contributions made by it pursuant to this Agreement except as and to the extent expressly provided in this Agreement.

Except as expressly provided herein, no Member shall be entitled to interest on or with respect to any such Capital Contribution. No Member shall be entitled to withdraw as a Member or to withdraw any part of such Member's Capital Contributions. Furthermore, no Member shall be entitled to receive any distributions from the Company, except as provided in this Agreement.

     (b) A Member may not withdraw or resign as a Member and shall not be entitled to any distribution from the Company in the event of any withdrawal or resignation in violation hereof.

     SECTION 3.6  LIMITED LIABILITY; NO RIGHT OF MANAGEMENT OR AUTHORITY
TO ACT. The liability of each Member for the debts or losses of the Company shall be limited to the amount of such Member's uncontributed obligation for a Capital Contribution by such Member, if any. No Member shall be responsible for the debts or losses of any other Member. No Member (other than the Manager or any officer, director, employee, partner, agent or trustee of the Manager, or the Company, in their capacity as such) shall take part in the operation, management or control (within the meaning of the Act) of the Company's business, transact any business in the Company's name or have the power to sign documents for or otherwise bind the Company, except as may be explicitly provided herein.

     SECTION 3.7 NO CESSATION OF MEMBERSHIP UPON BANKRUPTCY, ETC. A Person shall not cease to be a Member of the Company upon the happening, with respect to such Person, of any of the events specified in Section 18-304 of the Act. Upon the occurrence of any such event specified in Section 18-304 of the Act, the business of the Company shall be continued without dissolution.

                               ARTICLE 4

                              MANAGEMENT

     SECTION 4.1 MANAGER. The Members hereby delegate to the Manager the exclusive responsibility for the management of the Company's business and affairs, except as provided in Section 4.5 or as otherwise explicitly provided herein. The Manager shall devote such time and effort to the Company as it deems reasonably necessary for the conduct of the Company's business. In addition to the powers now or hereafter granted a manager of a limited liability company under the Act or which are granted to the Manager under any other provision of this Agreement, the Manager shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Company, to exercise all powers set forth in SECTION 2.5 hereof and to effectuate the purposes set forth in SECTION
2.4 hereof, including, without limitation, the following, all of which shall be at the Company's expense:

     (a) Pay any and all necessary or appropriate expenses associated with the operation of the Company, including expenses incurred by the Manager in its capacity as Manager of the Company.

     (b)   Operate the Company with a profit motive.

     (c) Perform and discharge all of the Company's duties and obligations with respect to the formation and organization of any Subsidiaries of the Company, the contribution of any property to such Subsidiaries, and the execution and delivery of any and all documents and instruments in connection therewith.

     (d) Subject to the terms and conditions of this Agreement, engage in any kind of activity and perform and carry out contracts of any kind necessary or incidental to or in connection with the accomplishment of the purposes of the Company as may be lawfully carried out or performed by a limited liability company under the laws of each state in which the Company is then formed or registered or qualified to do business.

     (e) Prepare or cause to be prepared for execution by the Company all forms, reports and returns, if any, required to be filed by the Company under applicable Federal, state or local laws and any other requirements relating to the employment of personnel.

     (f) Apply for, obtain, and maintain, in the name of the Company, all licenses and permits (including deposits and bonds) required of the Company in connection with the operation of the Company.

     (g) Acquire and enter into any contract of insurance, which the Manager deems necessary or appropriate for the protection of the Company, for the conservation of its assets or for any purpose convenient or beneficial to the Company.

     (h) Acquire, dispose, convey, mortgage, pledge, encumber, hypothecate or exchange any assets of the Company or merge, consolidate or otherwise combine the Company with or into another entity.

     (i) Employ, where and if required, such accountants, agents and attorneys as the Manager may from time to time determine to be necessary.

     (j)   Make any tax elections on behalf of the Company.

     (k) Undertake any transactions to simplify the structure of the Company and the Subsidiaries.

     (l) Subject to the terms and conditions of this Agreement, execute any and all agreements, contracts, documents, certifications and instruments necessary or convenient in connection with the operation of the Company.

     In respect of matters delegated to the Manager pursuant to this
SECTION 4.1, any Person dealing with the Manager with respect to the conduct of the affairs of the Company shall not be obligated to ascertain that the terms of this Agreement have been complied with, or be obligated to inquire into the necessity or expediency, of any action of the Manager.

     SECTION 4.2 DELEGATION OF DUTIES. The Manager may delegate certain of its responsibilities for administration of the business of the Company to any Person.

     SECTION 4.3 OFFICERS; AGENTS. The Company may, but is not obligated to, appoint officers who are responsible for the administration of the business of the Company. Such officers may be given any title and shall have the same authority to act for the Company as a corresponding officer of a Delaware corporation would have to act for a Delaware corporation in the absence of a specific delegation of authority, unless the authority of such officer is limited by the Company. The Company may ratify any act previously taken by an officer, employee or agent acting on behalf of the Company, subject to Section 4.5 hereof.

     SECTION 4.4  COMPENSATION; EXPENSES.

     (a) The Company shall not compensate the Manager for the performance of the Manager's duties under this Agreement; provided, however, that nothing in this SECTION 4.4 shall limit distributions by the Company to the Manager as a Member holding Shares pursuant to Article 5 hereunder.

     (b) The Company and its Subsidiaries shall pay all costs and expenses incurred in connection with their business and affairs, including such costs and expenses as rent and all other overhead expenses; salaries and bonuses of their management and other employees; all expenses of acquiring, owning, operating and disposing of their real or personal property; insurance premiums, claims, fees and other amounts with respect to insurance-related services; fees of legal counsel, accountants, appraisers, real estate brokers, and for architectural or engineering or any other studies of proposed or existing operations of the Company and its Subsidiaries and travel expenses incurred in connection with the evaluation, negotiation, acquisition, operation, financing or sale of proposed or existing operations of the Company and its Subsidiaries. The Company and its Subsidiaries may reimburse Affiliates of the Company for direct expenses incurred on behalf of the Company and its Subsidiaries, including salaries and employment-related expenses incurred in connection with the management of the Company's or its Subsidiaries' operations. In addition, the Company and its Subsidiaries may reimburse Affiliates for expenses, including salary and employment-related expenses, in respect of services which could be performed directly for the Company or a Subsidiary by independent parties, such as legal, accounting, data processing, duplicating and other services; provided that the amounts charged to the Company or a Subsidiary for such services do not exceed the amount the Company or a Subsidiary would be required to pay to independent parties for comparable services. None of the foregoing restrictions shall apply to reimbursements from the Company or a Subsidiary to the Company or a wholly-owned Subsidiary.

     SECTION 4.5  CLASS A REPRESENTATIVE.

     (a) The position of the Class A Representative is established as of the date of this Agreement and shall terminate on the earlier of the (i) fifth anniversary of the date of this Agreement and (ii) date on which the number of Class A Shares outstanding represents less than five percent (5%) of the total number of outstanding Shares of the Company as of the Effective Date. The provisions set forth in this Section 4.5 shall continue in effect until the position of the Class A Representative is terminated. The Class A Representative shall be entitled to act to enforce the terms of this Agreement as it deems appropriate on behalf of the Class A Members; provided however, that prior to undertaking any action to enforce the Agreement following any breach of this Agreement, the Class A Representative shall provide written notice of such breach of this Agreement to the Manager and allow the Manager and the Company a reasonable opportunity (but in no event less than thirty (30) days) to cure such breach. The Class A Representative shall not be deemed to know of any breach of this Agreement unless the Class A Representative is notified of such breach in writing. The Class A Representative shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement unless (x) Class A Members holding a majority of the outstanding Class A Shares direct the Class A Representative in writing to act, and (y) such Class A Members holding a majority of the outstanding Class A Shares have offered to the Class A Representative reasonable security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby.

     (b) The Company shall not incur any indebtedness from a Class B Member or an Affiliate of a Class B Member if, immediately after giving effect to the incurrence of such indebtedness and the application of the proceeds thereof, there would be in excess of $25 million in aggregate principal indebtedness from a Class B Member or its Affiliates without obtaining the prior written consent of the Class A Representative. Any loan to the Company from a Class B Member or one of its Affiliates shall bear interest at the "prime rate" as announced from time to time by Bank One, N.A., which loan may be secured by property of the Company and its Subsidiaries.

     (c)   The Company shall pay all reasonable fees and expenses
(including reasonable attorneys' fees) incurred by the Class A
Representative in its capacity as the Class A Representative.

     (d) The Class A Representative may resign by so notifying the Company in writing at least thirty (30) days prior to such resignation. Prior to the effective date of such resignation, the Manager shall be obligated to appoint a successor Class A Representative, which successor must be reasonably acceptable to the resigning Class A Representative. The Manager shall provide written notice of the identity of the successor Class A Representative, and the resigning Class A Representative shall have ten
(10) Business Days in which to approve or reject such successor Class A Representative in a written notice to the Manager. If the resigning Class A Representative rejects the successor Class A Representative appointed by the Manager, the resigning Class A Representative must provide its reasons in writing to the Manager. If the resigning Class A Representative fails to deliver such a notice to the Manager, the resigning Class A Representative shall be deemed to have approved of the successor Class A Representative appointed by the Manager. If the resigning Class A Representative does timely and reasonably withhold its acceptance of the successor Class A Representative, the Manager and the resigning Class A Representative shall promptly meet and work in good faith to select and appoint a successor Class A Representative. The successor Class A Representative shall deliver a written acceptance of its appointment to the Company and to the Manager. Upon receipt of such acceptance, the resignation of the former Class A Representative shall become effective and the former Class A Representative shall have no further rights or obligations under this Agreement except rights to reimbursement under this Agreement and rights arising under Article 10 hereof, and the successor Class A Representative shall have all the rights, powers and duties of the Class A Representative under this Agreement. The successor Class A Representative shall promptly notify all Class A Members of its succession to the position.

     (e) The Company may remove the Class A Representative if (i) the Class A Representative has dissolved or is adjudged bankrupt or insolvent,
(ii) a receiver or other public officer takes charge of the Class A Representative or its property, or (iii) the Class A Representative becomes legally incapable of acting or willfully refuses to act in accordance with the provisions of this Agreement. If the Class A Representative is removed as provided in this Section 4.5(e) or if a vacancy exists in the position of Class A Representative for any reason (other than the termination of the position pursuant to Section 4.5(a) hereof or the resignation of the Class A Representative pursuant to SECTION 4.5(d) hereof), the Manager shall promptly appoint a successor Class A Representative, which successor must not be an Affiliate or an Affiliated Person of the Manager. The Manager shall provide written notice of the identity of the successor Class A Representative to the Class A Members, and the Class A Members shall have ten (10) Business Days in which to object to the appointment of such successor Class A Representative in a written notice to the Manager executed by Class A Members holding a majority of the outstanding Class A Shares. Such an objection must be based on reasonable factors that are set forth in reasonable detail in the written notice. If the Class A Members fail to deliver such a notice to the Manager, the successor Class A Representative shall be deemed to have been approved. If a reasonable objection to the successor Class A Representative is timely and reasonably made by a majority of the Class A Members, the Manager shall promptly appoint another successor Class A Representative in accordance with the terms of this SECTION 4.5(e). The successor Class A Representative shall deliver a written acceptance of its appointment to the former Class A Representative, the Company and to the Manager. Upon receipt of such acceptance, the removal of the former Class A Representative shall become effective and the former Class A Representative shall have no further rights or obligations under this Agreement, and the successor Class A Representative shall have all the rights, powers and duties of the Class A Representative under this Agreement. The successor Class A Representative shall promptly notify all Class A Members of its succession to the position. If, at any time prior to an appointment of a successor Class A Representative by the Manager as contemplated by this Section 4.5(e), the Manager shall receive from Class A Members holding a majority of the outstanding Class A Shares a joint written instruction to appoint a particular successor Class A Representative, and such designee is reasonably acceptable to the Manager, then the Manager shall appoint such designee as the successor Class A Representative.

     (f) The Manager and its executive officers shall meet with the Class A Representative annually to review the operations of the Company. The Manager shall notify, in writing, the Class A Representative of the date, time, and location of such meeting. Such notice shall be delivered to the Class A Representative at least twenty (20) calendar days but no more than sixty (60) calendar days before the date of such meeting. The Members are not entitled to a meeting with the Manager or the Class A Representative.

     (g) Neither the Class A Representative, nor any director, officer, affiliate, employee, employer, professional, agent or representative of the Class A Representative shall be personally liable in connection with this Agreement to any Member, except for such of the Class A Representative's acts or omissions as shall constitute fraud, willful misconduct or gross negligence.

     (h) The Class A Representative may rely, and shall be protected from liability for acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order or other paper or document reasonably believed by the Class A Representative to be genuine and to be presented by an authorized party. Also, the Class A Representative shall not be liable if it acts based on a mistake of fact before having actual knowledge of such fact. The Class A Representative shall not be liable for any act taken or suffered by the Class A Representative reasonably relying upon the advice of counsel or other professionals engaged by the Class A Representative.

     (i) Upon the Manager having actual knowledge of any breach of this Agreement which has not been cured and is not reasonably likely to be cured within thirty (30) days of the Manager's receipt of such actual knowledge, the Manager shall provide written notice to the Class A Representative with reasonable promptness describing such breach in reasonable detail.

     SECTION 4.6 OTHER ACTIVITIES OF MANAGER AND ITS AFFILIATES. Subject to restrictions set forth in this Agreement and any other agreements related to the formation and operation of the Company, the Manager and its Affiliates shall be free to engage in, to conduct or to participate in any business or activity whatsoever, without any accountability, liability or obligation whatsoever to the Company, any Member or to any other Person, even if such business or activity competes with or is enhanced by the business of the Company.

     SECTION 4.7  NO OBLIGATION TO CONSIDER SEPARATE INTERESTS OF MEMBERS.

The Members expressly acknowledge that the Manager is acting on behalf of the Company, and that except to the extent set forth in another Section of this Agreement or as specifically set forth in a written agreement entered into by the Manager or the Company and any individual or group of Members on or after the effectiveness of the Company Merger, the Manager is under no obligation to consider the separate interests of the Members (including, without limitation, the tax consequences to Members) in deciding whether to cause the Company to take (or decline to take) any actions which the Manager has undertaken in good faith on behalf of the Company, and that the Manager shall not be liable, for monetary damages or otherwise, for losses sustained, liabilities incurred, or benefits not derived by Members in connection with such decisions.

     SECTION 4.8  RESIGNATION; REPLACEMENT; REMOVAL.

     (a) The Manager may determine that an Affiliate of the Manager shall replace the Manager as manager of the Company, in which event the Manager shall notify all Members within 30 days of the effective date of such replacement.

     (b) The Manager may resign in its capacity as manager of the Company by giving written notice to all of the Members at least 30 days in advance of the effective date of such resignation. In the event of such resignation, and an Affiliate of the Manager has not been appointed at such time as Manager as provided in the preceding clause, a new Manager may be elected by the affirmative vote or Consent of holders of majority of the outstanding Common Shares.

     (c) The Manager may not be removed for any reason except in the event: (i) the Manager has dissolved; or (ii) the Manager becomes legally incapable of acting or willfully refuses to act as Manager in accordance with the provisions of this Agreement.

     SECTION 4.9 TRANSACTIONS WITH AFFILIATES. Without limiting the types of services which Affiliates of the Company may perform for the Company or its Subsidiaries, it is expressly understood that, subject to the provisions set forth below, Affiliates of the Company may (i) maintain or enter into arrangements or agreements to provide services to the Company or its Subsidiaries with respect to real estate development, real estate management, real estate brokerage, self-insurance, insurance, reinsurance, claims administration and insurance brokerage, mortgage brokerage and mortgage financing, (ii) acquire additional Shares issued pursuant to
SECTION 3.1 hereof, and (iii) subject to Section 4.5(b) hereof, make loans to the Company or any Subsidiary which may constitute senior indebtedness. Except as otherwise provided in this Agreement or as provided in any contract or agreement existing prior to the date of the Agreement which is assumed by the Company pursuant to the Plan, neither the Manager nor any Affiliate of the Manager shall enter into any transaction (including any acquisition of additional Shares) with the Company unless the terms of the transaction are no less favorable, at the time of entering into the transaction, than those which are available from unaffiliated third-parties for similar transactions in the same geographical area. Notwithstanding the foregoing, any other transaction between the Company and the Manager or any Affiliate of the Manager which is approved in advance by the holders of a majority of the outstanding Common Shares held by Members who do not have a financial interest in such transaction (other than as Members) shall be deemed fair and shall be permitted hereunder.

     SECTION 4.10 OUTSIDE BUSINESSES. The Members, the Manager, and any Affiliated Person of the foregoing Persons may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company, and the Company and the Members shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company, shall not be deemed wrongful or improper.

None of the Members, the Manager or any Affiliated Person of the foregoing Persons shall be obligated to present any particular investment opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be taken by the Company, and any Member, the Manager or Affiliated Person of the foregoing Persons shall have the right to take for its own account (individually or as a partner or fiduciary) or to recommend to others any such particular investment opportunity.


                               ARTICLE 5

                             DISTRIBUTIONS

     SECTION 5.1 DISTRIBUTIONS. Distributions of Available Cash shall be made at the election of, and in an aggregate amount determined by, the Manager on a Record Date set for such purpose (i) first, with respect to any Class or Classes of membership interests issued pursuant to Section 3.1 which are entitled to a preference over Common Shares on the distribution of Available Cash (and within and among such Classes, in order of the preferences designated therein and pro rata among any such Classes to the holders thereof on such Record Date), and (ii) thereafter to the holders of Common Shares, pro rata with respect to each outstanding Common Share on such Record Date.

     SECTION 5.2 WITHDRAWAL OF CAPITAL. No Member shall have the right to any distribution except as provided in Section 5.1 hereof. No Member shall have the right to withdraw from the Company all or any part of its Capital Contribution.

     SECTION 5.3 WITHHOLDING. The Company is authorized to withhold from distributions made to a Member, and to pay over to a Federal, state or local government, any amounts required to be withheld pursuant to the Code or any provisions of any other Federal, state or local law. Any amounts so withheld shall be treated as distributed to such Member pursuant to this
Article 5 for all purposes of this Agreement and shall be offset against the net amounts otherwise distributable to such Member. The Company may also withhold from distributions that would otherwise be made to a Member, and apply to the obligations of such Member, any amounts that such Member owes to the Company. In addition, any tax imposed on the Company resulting from the interest in the Company of any Member shall be treated as a distribution to such Member and shall reduce future distributions to such Member.

                               ARTICLE 6

                               TRANSFERS

     SECTION 6.1 CLASS A SHARES. The Class A Shares shall be freely transferable (subject to requirements under any applicable Federal or state securities laws). Notice of any proposed transfer must be provided to the Manager, or any person designated by the Manager, at least three (3) Business Days prior to the consummation of the transfer. Any subsequent transferee shall be bound by and entitled to the benefits of this Agreement.

     SECTION 6.2 CLASS B SHARES. A Class B Member shall not sell or transfer any of the Class B Shares, except

     (a) to an Affiliate or Affiliated Person of a Class B Member transferring such Class B Shares; provided that the Affiliate or Affiliated Person transferee enters into an agreement whereby such Affiliate or Affiliated Person shall agree to be bound by and entitled to the benefits of this Agreement, or

     (b) if such transfer provides for all holders of Class A Shares to have the right to sell or transfer to the transferee all outstanding Class A Shares on the same terms and conditions (including, without limitation, the form, amount and timing of receipt of any consideration per Share). In event of any sale of the Class B Shares, the holders of Class A Shares shall be required without any further vote or Consent, and hereby agree, to sell or transfer their Class A Shares as part of such transaction.

     SECTION 6.3 OTHER CLASSES. The Manager may determine the form and manner of restrictions, if any, on the transferability of any Class of Shares, other than the Class A Shares and Class B Shares, at the time of issuance of such Shares in accordance with SECTION 3.1 hereof.

     SECTION 6.4 NO OBLIGATION TO LIST. The Company and the Manager shall be under no obligation to cause all or any Class of Shares to be listed for trading on any securities exchange or quoted on any automated quotation system.


                               ARTICLE 7

                          RECORDS AND REPORTS

     SECTION 7.1 BOOKS AND RECORDS. The Manager shall maintain or cause to be maintained books of account, kept on the accrual method of accounting and in accordance with generally accepted accounting principles in which shall be entered fully and accurately the transactions of the Company.
Such books of account, together with an executed copy of this Agreement and a certified copy of the Certificate, shall at all times be maintained at the principal office of the Company and shall be open to inspection at any reasonable time by the Class A Representative, if any, for any purpose reasonably related to the Class A Members' interest in the Company. The Members shall have no right to inspect the books and records of the Company, other than as required under the Act.

     SECTION 7.2 REPORTS. While the Company is a reporting company under the Securities Exchange Act of 1934, as amended, the Company shall deliver to the Class A Representative, if any, copies of all reports filed by the Company with the Securities and Exchange Commission, including, without limitation, its annual and quarterly financial reports. The annual financial reports shall set forth the amounts reimbursed by the Company to the Manager or its Affiliates pursuant to SECTION 4.4(b) hereof for services, including without limitation legal, accounting, transfer agent, data processing and duplicating services. The annual financial report of the Company delivered to the Class A Representative, if any, shall be accompanied by a certificate from the Manager that certifies that all transactions entered into during such Fiscal Year between the Company and a Class B Member (or any Affiliates of a Class B Member) are described, in all material respects, in the annual report and comply with SECTION 4.9 hereof.


                               ARTICLE 8

               DISSOLUTION, LIQUIDATION AND TERMINATION

     SECTION 8.1 DISSOLUTION. Except as otherwise provided herein, the Company shall be dissolved upon the first to occur of the following events:

     (a) the affirmative vote or Consent of the holders of a majority of the outstanding Common Shares to dissolve the Company; or

     (b) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

     SECTION 8.2 DEATH, LEGAL INCAPACITY, ETC. The death, bankruptcy, dissolution, insanity, incompetency, other legal incapacity of a Member or Manager or the occurrence of any other event that causes a Member to cease to be a Member of the Company, shall not cause the dissolution or termination of the Company, and the Company, notwithstanding such event, shall continue without dissolution upon the terms and conditions provided in this Agreement, and each Member, including, without limitation, each substituted Member, by executing this Agreement, agrees to such continuation of the Company without dissolution.

     SECTION 8.3 TREATMENT OF COMPANY. The Members intend that the Company be treated as a corporation, and not as a partnership, for Federal income tax purposes. In furtherance of the foregoing: (a) the Manager shall timely file an election on IRS Form 8832 of the Company to treat the Company as a corporation for Federal income tax purposes to be effective the date of formation of the Company; and (b) no Person, other than the Manager, shall be authorized to make any election by or on behalf of the Company to treat the Company as a partnership for Federal income tax purposes.

     SECTION 8.4  LIQUIDATION OF COMPANY INTERESTS UPON DISSOLUTION.

     (a) Upon dissolution, the Company shall be liquidated in an orderly manner in accordance with the provisions of this Section 8.4. The Manager shall appoint one or more liquidators to act as the liquidator(s) in effecting such liquidation. The liquidator(s) are authorized to sell, exchange or otherwise dispose of the property and assets of the Company, or to distribute Company assets in kind, as the liquidator(s) shall determine to be in the best interests of the Members. The reasonable out-of-pocket expenses incurred by the liquidator(s) in connection with winding up the Company, all other liabilities or losses of the Company or the liquidator(s) incurred in accordance with the terms of this Agreement and reasonable compensation for the services of the liquidator(s) shall be borne by the Company. The liquidator(s) shall not be liable to any Member or the Company for any loss attributable to any act or omission of the liquidator(s) taken in good faith in connection with the winding up of the Company and the distribution of Company assets. The liquidator(s) may consult with counsel and the Accountants with respect to winding up the Company and distributing its assets and shall be justified in acting or omitting to act in accordance with the advice or opinion of such counsel or Accountants, provided that the liquidator(s) shall have used reasonable care in selecting such counsel or Accountants. Except as otherwise set forth in this Agreement, the Company shall not be liable for the return or repayment of the Capital Contribution of any Member.

     (b) Upon termination of the Company, its liabilities and obligations to creditors shall be paid from cash on hand or from the liquidation of Company assets, and, after payment or provision for payment of all debts of the Company, the following provisions shall govern with respect to the distribution of the remaining assets to the Members:

           (i) The liquidator(s) shall determine which of the assets of the Company shall be liquidated and which shall be distributed to the Members in kind.

           (ii) After the liquidation of all Company assets other than assets, which the liquidator(s) shall have determined to distribute in kind, the Company net worth shall be determined.

           (iii) All Company assets remaining after provision for liquidation expenses (including the excess or deficiency of the amount reserved to cover contingent liabilities and the expenses of liquidation and winding up) shall then be distributed to the Members in cash or in kind in accordance with Article 5 hereof.

     All Members shall be furnished a written report accounting for the manner of all such distributions.

     (c) For purposes of this ARTICLE 8, neither the sale of all or substantially all the property or business of the Company nor the merger or consolidation of the Company into or with any other entity or the merger or consolidation of any other entity into or with the Company shall be deemed be to a voluntary dissolution, liquidation or winding up of the Company.


                               ARTICLE 9

                         AMENDMENTS; MEETINGS

     SECTION 9.1  AMENDMENTS IN GENERAL.

     (a) Except as otherwise provided in this Agreement, this Agreement may be amended only upon the proposal of the Manager and with the affirmative Consent of the holders of a majority of the outstanding Common Shares as of the Record Date set for such purpose; provided, however, that, until Class A Shares have been redesignated as Common Shares in accordance with SECTION 3.2(d), (x) no amendment adversely affecting the rights of the Class A Members on a per Share basis differently than the rights of a Class B Member on a per Share basis, and (y) no amendment to any of SECTION 3.2,
SECTION 4.4, SECTION 4.5, SECTION 4.9, SECTION 6.1, SECTION 7.1, SECTION 7.2, this SECTION 9.1(a) and any other Section providing for any rights or obligations of the Class A Representative, may be made without (i) the affirmative vote or Consent of holders of a majority of the outstanding Class A Shares entitled to vote on the matter and (ii) the Consent of the Manager. To the extent Consent is required of any Members for an amendment of this Agreement, the Manager may submit any proposed amendment to the Members entitled to vote in the manner described in SECTION 11.1 and seek the Consent of the Members as contemplated by SECTION 9.2(b) or call a meeting of the Members as contemplated by SECTION 9.2(a) to vote thereon and to transact any other business that it may deem appropriate. For purposes of obtaining a Consent, the Manager may require a response within a reasonable specified time, but not less than fifteen (15) days.

     (b) Notwithstanding SECTION 9.1(a), the Manager shall have the power, without the consent of the Members, to amend this Agreement as may be required to facilitate or implement any of the following purposes:

           (i) to add to the obligations of the Manager or surrender any right or power granted to the Manager or any Affiliate of the Manager for the benefit of the Members;

           (ii) to reflect the admission, substitution, termination, or resignation of Members in accordance with this Agreement;

           (iii) to set forth the rights, powers, duties, and preferences of the holders of any additional Membership interests, whether designated as Shares or otherwise, issued pursuant to SECTION 3.1 hereof;

           (iv) to reflect a change that is of an inconsequential nature and does not adversely affect the Members in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with law or with material rights of the Members pursuant to the provisions of this Agreement, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with law or with the material rights of the Members pursuant to the provisions of this Agreement; and

           (v) to satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a Federal or state agency or contained in Federal or state law.

     The Manager will provide copies of any amendments under this SECTION 9.1(b) to the Members within 30 days after the adoption of such amendments.

     SECTION 9.2  MEETINGS OF THE MEMBERS.

     (a) Meetings of the Members may be called by the Manager (or, if there is not a Manager at such time, by holders owing 10% or more of the Shares of any Class or series). The call shall be in writing in accordance with Section 11.1 and shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Members and the Class A Representative not less than seven days nor more than 30 days prior to the date of such meeting. Members may vote in person or by proxy at such meeting. Except as otherwise expressly provided in this Agreement, the Consent of holders of the outstanding Common Shares as of the Record Date set for such purpose shall control. Whenever the vote or Consent of Members is permitted or required under this Agreement, such vote or Consent may be given at a meeting of Members or may be given in accordance with the procedure prescribed in SECTION 9.2(b) hereof; provided that such procedures may also be utilized with respect to any vote or Consent affecting only a specific Class of membership interests (in which event such matters shall be approved by the affirmative vote or Consent of holders of such Class of membership interests holding a majority of the outstanding Shares of that Class (unless otherwise specified in the designation of such Class of membership interest) as of the Record Date set for such purpose).

     (b) Any action required or permitted to be taken at a meeting of the Members may be taken without a meeting if a written Consent setting forth the action so taken is signed by Members holding a majority of the Common Shares so required for such action. Such Consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote of Members holding a majority of the Common Shares so required for such action (or such other vote as may be required for approval of any action). An action so taken shall be deemed to have been taken on the effective date so certified by the Manager.

     (c) Each Member may authorize any Person or Persons to act for him by proxy on all matters in which such Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Member or his attorney-in-fact.

No proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it.

     (d) Each meeting of Members shall be conducted by the Manager or such other Person as the Manager may appoint pursuant to such rules for the conduct of the meeting as the Manager or such other Person deems appropriate.


                              ARTICLE 10

                LIABILITY, EXCULPATION, INDEMNIFICATION
                             AND INSURANCE

     SECTION 10.1 LIABILITY. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company or any other Covered Person solely by reason of being a Covered Person.

     SECTION 10.2 DUTIES OF COVERED PERSONS; EXCULPATION. To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) under applicable law and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement, and in no event shall any Covered Person be liable to the Company or to any other Covered Person for any act or omission if such Covered Person acted in good faith and in a manner reasonably believed to be in the best interests of the Company or, if the Class A Representative is the Covered Person, in a manner reasonably believed to be in the best interests of the Class A Members. The provisions of this Agreement, to the extent that they limit the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person.

     SECTION 10.3  INDEMNIFICATION.

     (a) The Company shall indemnify, to the fullest extent permitted by applicable law, each Covered Person and each Covered Person's Affiliates, directors, trustees, members, managers, shareholders, officers, partners, controlling persons, employees and agents (including any individual who serves at their request as director, officer, partner, trustee or the like of another corporation, including the Company) and/or the legal representatives and controlling persons of any of them (each of the foregoing being an "Indemnitee") against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees and expenses reasonably incurred by such Indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body, in which such Indemnitee may be or may have been threatened, while acting for, or on behalf of the Company or in furtherance of the Company's business except to the extent (and only to the extent) it is established (i) by final judgment adverse to such Indemnitee that the actions (or failure to act) were (was) material to the matter giving rise to the proceeding and were (was) the result of active and deliberate dishonesty; (ii) the Indemnitee actually received an improper personal benefit in money, property or services; or (iii) in the case of a criminal proceeding, that such Indemnitee had reasonable cause to believe that the act or omission was unlawful. Any indemnification made pursuant to this SECTION 10.3 shall be made only out of assets of the Company, including errors' and omissions' insurance for such purpose.

     (b) The termination of any proceeding by judgment, order of settlement does not create a presumption that the Indemnitee did not meet the requisite standard of conduct set forth in this SECTION 10.3 The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the Indemnitee acted in manner contrary to that specified in this SECTION 10.3.

     (c) The indemnification provided by this SECTION 10.3 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Members, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity.

     (d) For purposes of this SECTION 10.3, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute fines within the meaning of SECTION 10.3; and actions taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Company.

     (e) An Indemnitee shall not be denied indemnification in whole or in part under this SECTION 10.3 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

     (f) The provisions of this SECTION 10.3 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

     SECTION 10.4 EXPENSES. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in SECTION 10.3 hereof.

     SECTION 10.5 SEVERABILITY. To the fullest extent permitted by applicable law, if any portion of this ARTICLE 10 shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each Member and the Manager and may indemnify each employee or agent of the Company as to costs, charges and expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company, to the fullest extent permitted by any applicable portion of this ARTICLE 10 that shall not have been invalidated.

     SECTION 10.6 INSURANCE. The Company may purchase and maintain insurance, to the extent and in such amounts as the Manager shall, in its sole discretion, deem reasonable, on behalf of some or all of the Covered Persons and such other Persons as the Manager shall determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Company or such indemnities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement. The Company may enter into indemnity contracts with Covered Persons and such other Persons as the Manager shall determine and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under SECTION 10.4 hereof and containing such other procedures regarding indemnification as are appropriate.

     SECTION 10.7 RELIANCE ON DOCUMENTS AND ADVISERS. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person (including, without limitation, legal counsel, accountants, appraisers, investment bankers and other consultants and advisers) as to matters the Covered Person believes are within such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company or by or on behalf of the Class A Representative, including information, opinions, reports or statements as to the value and amount of the property, liabilities, profits or losses or any other facts pertinent to the existence and amount of the property or assets of the Company from which distributions to Members might properly be paid.


                              ARTICLE 11

                          GENERAL PROVISIONS

     SECTION 11.1 NOTICES. Except as specifically provided elsewhere in this Agreement, all notices, requests, consents and statements shall be deemed to have been properly given if mailed from within the United States by first class mail, postage prepaid, or if sent by prepaid courier, addressed, if to the Company, the Manager, or the Class A Representative, to the address set forth in EXHIBIT B attached hereto, and if to any Member, to the address maintained in the books and records of the Company or, in any case, to such other address or addresses as may be specified by written notice to the other parties hereto. Any notice, request, consent or statement given to any Class A Member shall also be given to the Class A Representative, if any, pursuant to this SECTION 11.1. Except as specifically provided elsewhere in this Agreement, notice by courier shall be deemed effective upon receipt and notice by first class mail shall be deemed effective three (3) Business Days after being deposited in the United States mail. Any Member may designate a different address to which notices and documents shall thereafter be directed by written notice given in the same manner and directed to the Company at its offices.

     SECTION 11.2 FURTHER ASSURANCES. Each Member hereby agrees to execute all certificates, counterparts, amendments, instruments or documents (a) that may be required by the laws of the various states in which the Company does business, governing limited liability companies or
(b) that may otherwise be necessary or appropriate in order to effect the purposes of the Company as set forth in this Agreement.

     SECTION 11.3 BINDING EFFECT. This Agreement and all of the terms and provisions hereof shall be binding upon, and shall inure to the benefit of, the Members, the Class A Representative and the Manager, and their respective legal representatives, heirs, successors and permitted assigns, except as expressly noted otherwise herein and except that no Member nor the Manager may assign or transfer his or its rights or obligations under this Agreement in any manner other than as provided herein.

     SECTION 11.4 WAIVER OF PARTITION. The Members hereby agree that the Company properties are not and will not be suitable for partition. Accordingly, each of the Members hereby irrevocable waives any and all rights (if any) to maintain any action for partition of all or any of the Company properties.

     SECTION 11.5 GOVERNING LAW. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the Act and the laws of the State of Delaware, without regard to its conflict of law rules. In the event of any conflict between any provisions of this Agreement and any non-mandatory provision of the Act, the provisions of this Agreement shall control and take precedence. It is agreed that the parties hereto intend to form and continue a limited liability company hereby, but in the event that the Company shall fail to substantially comply with the requirements for the formation and continuation of a limited liability company under the laws of the State of Delaware, the Company shall be administered pursuant to the provisions of the Act as if it were a limited liability company.

     SECTION 11.6 GENDER AND NUMBER. Where the context so permits, reference in this Agreement: (a) to any particular gender shall be deemed to denote any other gender; (b) to the singular shall be deemed to denote the plural; and (c) to the plural shall be deemed to denote the singular.

     SECTION 11.7 FACSIMILE SIGNATURE. For all purposes under this Agreement, a signature tendered by facsimile is as effective as an executed original signature.

     SECTION 11.8 SEVERABILITY. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflicting of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or, of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provision or provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

     SECTION 11.9 INTEGRATION. This Agreement contains the entire understanding among the Members and supersedes any prior understandings, term sheets, inducements or conditions, expressed or implied, written or oral, among them respecting the subject matter contained herein. There are no representations, agreements, arrangements or understandings, oral or written, between and among the parties hereto relating to the subject matter of this Agreement which are not fully expressed herein. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

     SECTION 11.10 CAPTIONS. Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. Except as specifically provided herein, references to "Articles" and "Sections" are to Articles and Sections of this Agreement, and references to "herein" and "hereof" are to the entire Agreement.

     SECTION 11.11 INDULGENCES, ETC. Neither the failure nor any delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

     SECTION 11.12 LIMITATION OF LIABILITY. Any obligation or liability whatsoever of any Member or the Manager which may arise at any time under this Agreement or any obligation or liability which may be incurred by it pursuant to any other instrument, transaction or undertaking contemplated hereby may be satisfied only out of such Member's or the Manager's assets, as applicable. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any of its shareholders, trustees, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.

     SECTION 11.13 THIRD PARTIES. The Class A Representative is a third party beneficiary of this Agreement with respect to those provisions affecting its rights and obligations hereunder, including, without limitation, its entitlement under SECTION 4.5(a) to act to enforce the terms of this Agreement. Nothing in this Agreement, whether express or implied, shall be construed to give any Person other than a Member, the Class A Representative, the Manager or the Company any legal or beneficial or other equitable right, remedy or claim under or in respect of this Agreement, any covenant, condition, provision or agreement contained herein or the property of the Company. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by any creditor of the Company.

     SECTION 11.14 TIME PERIODS. In applying any provision of this Agreement which requires that an act be done in or not done in a specified number of days prior to an event or that an act be done during a period of a specified number of days, calendar days shall be used unless otherwise specified, the day of the doing of the act shall be excluded, and the day of the event shall be included.

     SECTION 11.15 COUNTERPARTS. This Agreement or any amendment thereto may be signed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one Agreement (or amendment, as the case may be).





                       [SIGNATURES ON NEXT PAGE]

     IN WITNESS WHEREOF, the undersigned have executed this Agreement, as of the date first above written.



                      KAANAPALI LAND, LLC

                      By:  Pacific Trail Holdings, LLC, its manager

                      By:
                            ----------------------------------------

                      Name:
                            ----------------------------------------

                      Title:
                            ----------------------------------------



                      PACIFIC TRAIL HOLDINGS, LLC, Manager and Member


                      By:
                            ----------------------------------------

                      Name:
                            ----------------------------------------

                      Title:
                            ----------------------------------------

                               EXHIBIT A

                      Subsidiaries of the Company




                 AMF Energy, Inc.

                 AMF Foods, LLC

                 AMF Merchandising Corporation

                 Amfac Hawaii, LLC

                 Amfac Holdings Corp.

                 Amfac Land Company, Limited

                 Amfac Property Development Corp.

                 D/C Distribution Corporation

                 EC Managers, Inc.

                 H. Hackfeld & Co., Ltd.

                 Kaanapali Development Corp.

                 Kaanapali Estate Coffee, Inc.

                 Kekaha Sugar Company, Limited

                 KDCW, Inc.

                 Northrail Corporation

                 Oahu Distribution, Inc.

                 Oahu Sugar Company, Limited

                 Pioneer Mill Company, Limited

                 Puna Sugar Company, Limited

                 The Lihue Plantation Company, Limited

                 Waikele Golf, LLC

                 Waikele Golf Manager, LLC

                 Waikele Golf Club, Inc.

                               EXHIBIT B
                         Addresses for Notice




The Company:

                 c/o Pacific Trail Holdings, LLC
                 900 N. Michigan Avenue
                 Chicago, Illinois 60611
                 Attention: Gary Nickele
                 Telephone: (312) 440-4800




The Manager:

                 Pacific Trail Holdings, LLC
                 900 N. Michigan Avenue
                 Chicago, Illinois 60611
                 Attention: Gary Nickele
                 Telephone: (312) 440-4800




The Class A Representative:

                 American Express Tax and Business Services, Inc.
                 One South Wacker, Suite 800
                 Chicago, Illinois 60606
                 Attention: Scott P. Peltz
                 Telephone: (312) 214-0300